Exhibit 99.1
June 17, 2010
Scott Hoffman
609 Ottershaw Ct.
Brentwood, TN 37027
Dear Scott:
     This letter will accept and confirm your resignation as Senior Vice President and Chief Administrative Officer of America Service Group Inc. (the “Company”) effective July 16, 2010 (the “Separation Date”). Until the Separation Date, we understand that you will continue to serve in your current positions, subject to such redesignation of duties as may be directed by the President and Chief Executive Officer of the Company, and assist with the transition of your duties and responsibilities. We agree that your resignation will be treated as a “termination without cause” for purposes of Section 7(f) of your Employment Agreement with the Company, dated October 22, 2000 (the “Employment Agreement”), and the Company will pay to you the compensation required by, and subject to the terms and conditions in, the Employment Agreement, including such Section 7(f). We also agree that your resignation will be treated as a termination by the Company without cause pursuant to Section 3(b)(4) of your 1999 Amended and Restated Incentive Stock Plan Stock Grant Certificates and Section 3(b)(4) of your 2009 Equity Incentive Plan Stock Grant Certificate (collectively the “Stock Grants”) and the Stock Grants will become nonforfeitable in accordance with, and subject to the terms and conditions in, such Stock Grants, including Section 3(b)(4). In all other respects the terms, conditions, privileges, restrictions, covenants and duties set forth in your Employment Agreement and the Stock Grants shall survive in full force and effect, as set forth therein.

AMERICA SERVICE GROUP INC.
By:	/s/ J. Scott King
Its: SVP and Chief Legal Officer

Accepted, acknowledged and agreed as of the date set forth below:

/s/ T. Scott Hoffman

T. Scott Hoffman

Date:	June 18, 2010